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Exhibit 4(a)

ARTICLE FOURTH OF THE RESTATED CERTIFICATE OF INCORPORATION OF
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is one billion eight million (1,008,000,000) shares. One billion (1,000,000,000) shares shall be Class A Common Stock, par value $.01 per share, five million (5,000,000) shares shall be Class B Common Stock, par value $.05 per share, and three million (3,000,000) shares shall be Preferred Stock, par value $.05 per share.

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock, in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the General Corporation Law of the State of Delaware (the "DGCL"), including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

The designation and the powers, preferences, rights, qualifications, limitations and restrictions applicable to the shares of Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") which the Corporation is authorized to issue shall be as follows:

(A) Voting Rights.

Except as otherwise provided by the DGCL, the holders of Class A Common Stock and Class B Common Stock shall in all matters vote together as a single class. In all matters requiring a stockholder vote, each holder of Class A Common Stock shall have one vote per share, and each holder of Class B Common Stock shall have 20 votes per share, except as otherwise provided in Article TENTH.

(B) Dividends Rights.

Subject to the rights of the holders of outstanding Preferred Stock, if any, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive, equally and ratably, such dividends, payable in cash, stock or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that any dividend declared and paid with respect to each share of Class B Common Stock, whether payable in cash, stock or other property, shall be equal to 20 times the per share dividend declared and paid with respect to each share of Class A Common Stock.

(C) Liquidation Rights.

In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, including, without limitation, all amounts payable with respect to outstanding Preferred Stock, if any, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive, equally and ratably, the remaining assets and funds of the Corporation; provided, however, that the amount of such assets and funds distributed with respect to each share of Class B Common Stock shall be equal to 20 times the per share amount distributed with respect to each share of Class A Common Stock. A merger or consolidation of the Corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section (C).

(D) Reclassification, Etc.

No class of Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless the relative powers, preferences, rights, qualifications, limitations and restrictions applicable to the other class of Common Stock are maintained.

(E) Mergers, Consolidations, Etc.

In any merger, consolidation or business combination to which the Corporation is a party (other than a merger, consolidation or business combination in which the Corporation is the surviving corporation and which does not result in any reclassification of or change in outstanding shares of Common Stock), the consideration to be received with respect to each share of Class B Common Stock in such merger, consolidation or business combination must be equal to 20 times the consideration to be received with respect to each share of Class A Common Stock; provided, however, that in any such transaction in which shares of capital stock are distributed, such shares may differ as to the rights of the holders thereof to the extent and only to the extent that such rights differ as provided herein.

(F) Restrictions on Class A Common Stock

        (1)   Corporation's Right to Repurchase upon Termination of Affiliation. All shares of Class A Common Stock held of record by a person who is an employee or director of, or a consultant to, the Corporation or any of its Subsidiaries shall be subject to the Corporation's right to repurchase all of such shares in the event that such holder's affiliation with the Corporation as an employee, director or consultant is terminated. Such right of repurchase upon termination of affiliation shall also be applicable to all shares of Class A Common Stock which such person has the right to acquire subsequent to such person's termination of affiliation pursuant to any of the Corporation's employee benefit plans (other than shares distributable to such person under the Employee Stock Retirement Plan, or any other retirement or pension plan adopted by the Corporation or any of its Subsidiaries which, by its terms, provides that the Corporation's right to repurchase shares issued thereunder upon termination of affiliation shall not apply) or pursuant to any option or other contractual right to acquire shares of Class A Common Stock which was outstanding at the date of such termination of affiliation. An authorized leave of absence approved in accordance with the Corporation's policy shall not constitute a termination of affiliation for purposes of this subparagraph (1); provided, however, that the issuance of a formal personnel action notice by the Corporation's human resources department advising an employee that such employee's leave of absence is terminated shall constitute a termination of affiliation for purposes of this subparagraph (1). The Corporation's right of repurchase shall be exercised by mailing written notice to such holder's address of record on the Corporation's stock record books within sixty (60) days following (i) the date of termination of such affiliation with respect to employees, directors or consultants of the Corporation, or (ii) the date on which the Corporate Secretary of the Corporation receives written notice of the termination of affiliation of an employee, director or consultant of a Subsidiary. If the Corporation repurchases the shares, the price shall be the Formula Price (as hereinafter defined) per share (i) on the date of such termination of affiliation, in the case of shares held of record by such holder at that date and shares issuable to such holder subsequent to that date pursuant to any option or other contractual right to acquire shares of Class A Common Stock which was outstanding at that date; or (ii) on the date such shares are distributed to such holder, in the case of shares distributable to such holder subsequent to such holder's termination of affiliation pursuant to any of the Corporation's employee benefit plans. The Corporation shall, in the event it exercises its right to repurchase such shares of Class A Common Stock as provided in this subparagraph (1), pay for such shares in cash within 90 days after (i) the date of such termination of affiliation (such 90-day period shall commence on such date of termination of affiliation and shall not be extended by accrued vacation, sick days or similar accruals) or the date on which the Corporate Secretary of the Corporation receives written notice of the termination of affiliation of an employee, director or consultant of a Subsidiary, in the case of shares held of record by such holder at that date and shares issuable to such holder subsequent to that date pursuant to any option or other contractual right to acquire shares of Class A Common Stock which was outstanding at that date; or (ii) the date such shares are distributed to such holder, in the case of shares distributable to such holder subsequent to such holder's termination of affiliation pursuant to any of the Corporation's employee benefit plans. If the Corporation is unable to make such payment directly to such holder, then the Corporation may satisfy its obligation to make such payment by depositing the purchase price within such 90-day period in an account for the benefit of such holder and such shares of Class A Common Stock shall thereby be deemed to have been transferred to the Corporation and no longer outstanding with all rights of such holder with regard to such shares terminated. Notwithstanding the foregoing, the right of repurchase upon termination of affiliation set forth in this subparagraph (1) shall not be applicable to shares of Class A Common Stock held by a holder who received such shares (i) in the merger (the "Merger") of Science Applications, Inc. with and into the Corporation in exchange for shares of Common Stock, par value $.05 per share, of the Corporation ("Old Common Stock") which immediately prior to the effective time of the Merger (the "Effective Time") were not subject to a right of repurchase upon termination of affiliation on the part of the Corporation; (ii) upon exercise of a "non-qualified" stock option granted prior to October 1, 1981 under the Corporation's 1979 Stock Option Plan which was not converted into an "incentive stock option;" (iii) in exchange for shares of Class B Common Stock pursuant to Section (I) of this Article FOURTH which were not subject to a right of repurchase upon termination of affiliation on the part of the Corporation; or (iv) by way of a stock dividend or a stock split on the outstanding shares of Class A Common Stock which have been theretofore issued under the circumstances described in clauses (i), (ii) or (iii) or this clause (iv) of this sentence.

        (2)   Corporation's Right of First Refusal. If at any time a holder of Class A Common Stock desires to sell any of such shares (other than through the limited market maintained by the Corporation), such holder shall first give notice to the Secretary of the Corporation containing:

    (a)
    A statement signed by such holder notifying the Corporation that such holder desires to sell shares of Class A Common Stock and has received a bona fide offer to purchase such shares.

    (b)
    A statement signed by the intended purchaser containing:

                (i)  the intended purchaser's full name, address and taxpayer identification number;

               (ii)  the number of shares to be purchased;

              (iii)  the price per share to be paid;

              (iv)  other terms under which the purchase is intended to be made; and

               (v)  a representation that the offer, under the terms specified, is bona fide.

    (c)
    If the purchase price is payable in cash, in whole or in part, a copy of a certified check, cashier's check or money order payable to such holder from the purchaser in the aggregate amount of the purchase price which is to be paid in cash.

The Corporation shall thereupon have an option exercisable within fourteen (14) days of receipt of such notice by the Secretary to purchase all, but not less than all, of the shares specified in the notice at the offer price and upon the same terms as set forth in the notice, accompanied by payment of the purchase price; provided, however, that if the offer price is payable, in whole or in part, other than in cash, the Corporation shall pay the equivalent value of any noncash consideration as mutually agreed upon between the holder and the Corporation. Such option shall be exercised by the Corporation by mailing written notice to such holder at such holder's address of record on the Corporation's stock record books. In the event the Corporation does not exercise such option, such holder may sell the shares specified in the notice within 30 days thereafter to the person, at the price and upon the terms and conditions set forth therein. The holder may not sell such shares to any other person, or at any different price, or on any different terms without first re-offering such shares to the Corporation.

  (3)
  Election of Rights by Corporation. In the event circumstances shall occur which would ordinarily permit the Corporation to exercise its rights under either subparagraphs (1) or (2) of this paragraph (F) at a time when the Corporation's rights under the other subparagraph have become and remain exercisable, the Corporation in its sole discretion may elect which of such rights it shall exercise. The Corporation may designate one or more nominees to purchase any shares of Class A Common Stock which it has the right to purchase pursuant to subparagraphs (1) or (2) of this paragraph (F), in lieu of purchasing such shares itself.

  (4)
  Other Transfers. Except for sales in the limited market maintained by the Corporation and as provided in subparagraphs (1) or (2) of this paragraph (F), no holder of shares of Class A Common Stock may sell, assign, pledge, transfer or otherwise dispose of or encumber any shares of Class A Common Stock without the prior written approval of the Corporation, and any attempt to so sell, assign, pledge, transfer or otherwise dispose of or encumber such shares without such prior approval shall be null and void. The Corporation is expressly authorized to condition its approval of a transfer other than by sale of any shares of Class A Common Stock by an employee or director of, or a consultant to, the Corporation or by a person who acquired such shares other than by purchase, directly or indirectly, from an employee or director of, or a consultant to, the Corporation upon the transferee's agreement to hold such shares subject to the Corporation's right to repurchase such shares pursuant to subparagraph (1) of this paragraph (F) upon the termination of affiliation of the employee, director or consultant.

  (5)
  Definitions. As used in this Article FOURTH, the following terms shall have the indicated meanings:

  (a)
  "Formula Price" shall mean the price determined pursuant to the formula adopted by the Board of Directors of the Corporation for the purpose of determining the fair market value of the Corporation's Class A Common Stock, as such formula may be modified from time to time by the Board of Directors.

  (b)
  "Subsidiary" shall mean an entity designated as such by the Board of Directors (or a committee of the Board of Directors empowered to make such determination) based on the Corporation's equity interest in, control over or relationship with such entity. If the Board of Directors (or such committee) determines that the Corporation's equity interest in, control over or relationship with such entity has changed in a way that makes the entity's status as a Subsidiary no longer appropriate, the Board of Directors (or such a committee) may remove the designation.

(G) Restrictions on Class B Common Stock.

        (1)   All shares of Class B Common Stock issued in the Merger in exchange for shares of Old Common Stock shall be subject to the same contractual or other restrictions, if any, that were applicable immediately prior to the Effective Time to the shares of Old Common Stock which were so converted into such shares of Class B Common Stock.

        (2)   All shares of Class B Common Stock issued subsequent to the Effective Time upon exercise of options granted prior to the Effective Time under any of the Corporation's stock option plans ("Options"), which were not converted in the Merger into Options to purchase shares of Class A Common Stock shall be subject to the same contractual or other restrictions, if any, that would have been applicable to the shares of Old Common Stock issuable upon exercise of such Options if such Options had been exercised immediately prior to the Effective Time.

(H) Lapse or Waiver of Restrictions on Class A Common Stock.

        (1)   Lapse. All restrictions upon the shares of Class A Common Stock set forth in paragraph (F) above shall automatically lapse and be of no further force or effect if:

    (a)
    the Corporation makes an underwritten offering of any class of its Common Stock (or any class of securities convertible into any class of its Common Stock) to the general public; or

    (b)
    the Corporation applies to have any class of its Common Stock (or any class of securities convertible into any class of its Common Stock) listed on a national securities exchange.

        (2)   Waiver. The Corporation may, by resolution of its Board of Directors, acting in its sole discretion, waive any or all of the restrictions upon the shares of Class A Common Stock set forth in paragraph (F) above in such circumstances as the Board of Directors deems appropriate, and such waiver may be effective as to any or all of the shares of Class A Common Stock, or as to any or all of the holders thereof.

(I) Conversion of Class B Common Stock into Class A Common Stock.

Each share of Class B Common Stock shall be convertible at any time, at the option of the holder thereof, in accordance with such procedures and subject to such terms and conditions as the Board of Directors may establish, into 20 fully paid and nonassessable shares of Class A Common Stock.

(J) Limitations on Future Issuance of Class B Common Stock.

The Corporation shall not issue any additional shares of Class B Common Stock after the Effective Time, except for shares issuable upon the exercise of Options to purchase shares of Old Common Stock which were outstanding immediately prior to the Effective Time and which were not converted in the Merger into Options to purchase shares of Class A Common Stock. Additionally, any shares of Class B Common Stock purchased or otherwise reacquired by the Corporation shall be retired and shall no longer be authorized or otherwise available for reissuance by the Corporation.

(K) No Change in Forfeiture Provisions.

All shares of Class A Common Stock and Class B Common Stock issued in the Merger in exchange for shares of Old Common Stock, which immediately prior to the Effective Time were subject to forfeiture, in whole or in part, in the event of the termination of the holder's employment or affiliation with the Corporation prior to the expiration of certain vesting periods, shall be subject to forfeiture in the same manner and to the same extent as were the shares of Old Common Stock which were so converted into such shares of Class A Common Stock or Class B Common Stock.

All shares of Class A Common Stock issued by way of a stock dividend or stock split on shares of Common Stock which are subject to forfeiture, in whole or in part, in the event of the termination of the holder's employment or affiliation with the Corporation prior to the expiration of certain vesting periods, shall be subject to forfeiture in the same manner and to the same extent as are the shares of Common Stock with respect to which they are issued.

(L) Formula Price for Class B Common Stock.

The formula price for shares of Class B Common Stock at all times shall be equal to 20 times the Formula Price.

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ARTICLE FOURTH OF THE RESTATED CERTIFICATE OF INCORPORATION OF SCIENCE APPLICATIONS INTERNATIONAL CORPORATION